Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Aug. 11, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
OFFERING OF $650 MILLION SENIOR NOTES
ST. LOUIS, Aug. 11 — Peabody Energy announced today that it intends to issue $650 million of senior notes in a registered offering pursuant to the Securities Act of 1933.
     Subject to the successful completion of this offering, Peabody intends to use the net proceeds to fund the cash tender offer also announced today for any and all of its outstanding 6 7/8% senior notes due 2013.
     The notes will be general unsecured senior obligations of Peabody and will rank equally in right of payment with the company’s senior indebtedness. The notes are being offered pursuant to Peabody’s existing shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
     Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and RBS Securities Inc. are acting as lead book-running managers for this offering. Copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained from: Banc of America Securities LLC, Attention: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, by telephone at 800-294-1322 or dg.prospectus_distribution@bofasecurities.com; Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street 2/F, New York, New York 10014, or by telephone at 866-718-1649; HSBC Securities (USA) Inc., Attention: Transaction Management Group, c/o Broadridge, 1155 Long Island Avenue, Bay 1-7,
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PEABODY ANNOUNCES OFFERING OF $650 MILLION SENIOR NOTES — PAGE 2
Edgewood, New York 11717 or by telephone 866-811-8049; Citigroup Global Markets Inc., Attention: Syndicate Desk, 390 Greenwich Street, New York, New York 10013, or by telephone at (212) 723-6020; or RBS Securities Inc., Attention: Debt Capital Markets, RBS Global Banking & Markets, 600 Washington Boulevard, Stamford, CT 06901, by telephone at 1-866-884-2071.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
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